Exhibit 10.45

AMENDMENT NO. 1 TO THE MISSION RESOURCES CORPORATION 1996 STOCK INCENTIVE PLAN

Section 6.10. of the Mission Resources Corporation 1996 Stock Incentive Plan (the “Plan”) is hereby deleted in its entirety and replaced with the following language:

“In the event of any change in the outstanding Common Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Plan Administrator shall proportionately adjust the number of shares of Common Stock which may be issued under the Plan, the number of shares of Common Stock subject to options or Performance Shares theretofore granted under the Plan, and any and all other matters deemed appropriate by the Plan Administrator.”

This Amendment No. 1 to the Plan is effective this 7th day of November, 2006.

Petrohawk Energy Corporation

By:	/s/ Floyd C. Wilson
Name:	Floyd C. Wilson
Title:	President and Chief Executive Officer